Exhibit 99.1
Form 8-K
Viking Systems, Inc.
File No. 000-49636

Viking Systems, Inc. - “VKSY” - Announces Closing of Bridge Financing

SAN DIEGO-- (BUSINESS WIRE)—December 14, 2005--Viking Systems Inc. (OTC BB: VKSY - News), a manufacturer of three dimensional laparoscopic vision systems for use in minimally invasive surgery, today announced the closing of a $3M bridge financing.

This financing was initiated in August 2005. As discussed in both the second and third quarter 10-QSB filings, the purpose of the capital was to provide working capital for expansion while the VKSY’s investment bank, SunTrust Robinson Humphrey, completes an institutional equity financing.

The round consisted of convertible secured short term notes with substantially the same terms as the convertible note financing completed in March 2005. The primary investors in the round were St. Cloud Capital and Crestview Capital Funds.

Tom Marsh, Viking President & CEO, stated, “This financing will provide the short term capital necessary to execute our comprehensive marketing plan and promote our flagship product, the EndoSite 3Di Digital Vision System. It will also give our bankers the opportunity to secure the best long term financial partner and capital structure for our shareholders. The completion of this phase of our financial plan is a great way to start 2006.”

About Viking Systems Inc.
Viking Systems, Inc. (OTCBB: VKSY - News) provides high performance 3-D laparoscopic vision systems to hospitals for minimally invasive surgery (MIS). Our focus is to deliver integrated information, visualization and control solutions to the surgical team, enhancing their capability and performance in MIS and complex surgical procedures. Viking Systems is headquartered in La Jolla, Calif. For more information, please visit the Company's website at www.vikingsystems.com.

Contact:
Alliance Advisors, LLC
Alan Sheinwald, 914-244-0062
asheinwald@allianceadvisors.net

Viking Systems Inc.
Sarah Becker, 858-456-3575
sbecker@vikingsystems.com